       1                                                         Exhibit 10.1

                              ASSET PURCHASE AGREEMENT
                              ------------------------
                                      Between
                                I.D.L. Incorporated
                                        and
                                 Hugh Andrew, L.P.
                                        and
                               Big Red Rooster, Inc.
                                        and
                               Cloverleaf Group, L.P.
                                        and
                               the iDL Shareholders
                                        and
                               the BRR Shareholders
                                        and
                              Cloverleaf Group, Inc.
                                        and
                        Matthews International Corporation
                        ----------------------------------
                            Dated as of July 19, 2004

TABLE OF CONTENTS
Page
ARTICLE I  SALE AND PURCHASE OF THE ASSETS	1
1.1.  Assets	1
1.2.  Excluded Assets	3
ARTICLE II  THE CLOSING	4
2.1.  Place and Date	4
2.2.  Purchase Price	4
2.3.  Contingent Consideration	4
2.4.  Closing Date Net Asset Statement	8
2.5.  Assumption of Liabilities	8
2.6.  Excluded Liabilities	9
2.7.  Allocation of Purchase Price.	10
ARTICLE III  REPRESENTATIONS AND WARRANTIES	10
3.1.  Representations and Warranties of Seller	10
3.1.1.  Authorization, etc.	10
3.1.2.  Corporate Status	10
3.1.3.  No Conflicts, etc.	11
3.1.4. Financial Statements	11
3.1.5.  Absence of Undisclosed Liabilities	12
3.1.6.  Taxes	12
3.1.7.  Absence of Changes	13
3.1.8.  Litigation	14
3.1.9. Compliance with Laws; Governmental Approvals and
Consents; Governmental Contracts	14
3.1.10.  Operation of the Business	15
3.1.11.  Assets	15
3.1.12.  Contracts	15
3.1.13.  Territorial Restrictions	16
3.1.14  Inventories	16
3.1.15.  Customers	17
3.1.16.  Suppliers; Raw Materials	17
3.1.17.  Product Warranties	17
3.1.18.  Absence of Certain Business Practices	17
3.1.19.  Intellectual Property	17
3.1.20.  Insurance	18
3.1.21.  Real Property	18
3.1.22.  Environmental Matters	19
3.1.23.  Employees, Labor Matters, etc.	21
3.1.24.  Employee Benefit Plans and Related Matters	21
3.1.25.  Confidentiality	22
3.1.26.  No Guarantees	23
3.1.27.  Records	23
3.1.28.  Brokers, Finders, etc.	23
3.1.29.  Disclosure	23

3.2.  Representations and Warranties of Buyer and Matthews	23
3.2.1.  Corporate Status; Authorization, etc.	23
3.2.2.  No Conflicts, etc.	24
3.2.3.  Litigation	24
3.2.4.  Brokers, Finders, etc.	24
ARTICLE IV  COVENANTS	24
4.1.  Covenants of Seller, iDL and BRR	24
4.1.1.  Further Assurances	24
4.1.2.  Liability for Transfer Taxes	25
4.1.3.  Use of Business Name	25
4.14.  Access to Records.	25
4.2.  Covenants of Buyer.	25
4.2.1.  Further Assurances	25
4.3.  Operation of Business.	25
4.3.1.  Operation of Business	25
4.3.2.  Board of Directors	25
4.3.3.  Board of Advisors	26
4.3.4.  Newco Management Team	26
4.3.5.  Approval Process	26
4.3.6.  Financing and Investment Arrangements	27
4.3.7.  BP Inventory	27
4.3.8.  Acquisitions	27
4.4.	Shareholder Net Worth.	27
ARTICLE V  CLOSING DELIVERIES	27
5.1.  Deliveries of Seller	27
5.1.1.  Collateral Agreements.	27
5.1.2.  Opinion of Counsel	28
5.1.3.  Authorization	28
5.1.4.  Transfer Documents	28
5.1.5.  Consents and Estoppels	28
5.2.  Deliveries of Buyer	28
5.2.1.  Opinion of Counsel	28
5.2.2.  Certified Resolutions	28
5.2.3.  Collateral Agreements	28
ARTICLE VI  EMPLOYEES AND EMPLOYEE BENEFIT PLANS	28
6.1.  Employment of Seller's Employees	29
6.2.  Employee Benefit Plans, Welfare and Fringe Benefit Plans	29
6.3.  Bonus Arrangements.	30
6.4.  Workers Compensation	30
6.5.  Employment Taxes	30
ARTICLE VII  DEFINITIONS, MISCELLANEOUS	31
7.1.  Definition of Certain Terms	31
7.2.  Indemnification	36
7.3.  Survival of Representations and Warranties, etc.	40
7.4.  Expenses	40
7.5.  Severability	40

7.6.  Notices	41
7.7.  Miscellaneous	42
7.7.1.  Headings	42
7.7.2.  Entire Agreement	42
7.7.3.  Counterparts	42
7.7.4.  Governing Law, etc.	42
7.7.5.  Binding Effect	42
7.7.6.  Assignment	42
7.7.7.  No Third Party Beneficiaries	42
7.7.8.  Amendment; Waivers, etc.	43
7.7.9.  Matters of Construction, Interpretation and the
Like.	43

SCHEDULES
SCHEDULE 1.2(a)(i)	Excluded Cash
SCHEDULE 2.3(a)(iv)	Free Cash Flow Example
SCHEDULE 2.3(c)	Method of Distributing Contingent Consideration
SCHEDULE 2.5(j)	Assumed Loans
SCHEDULE 4.3.5A	Approval Process
SCHEDULE 4.3.5B	Matthews Acquisition Policies
SCHEDULE 6.2	Assumed Employee Benefit Plans

Representations and Warranties
------------------------------

SCHEDULE 3.1.2(b)	Qualifications to do Business
SCHEDULE 3.1.3	Conflicts
SCHEDULE 3.1.5	Undisclosed Liabilities
SCHEDULE 3.1.6(a)	Contested Covered Taxes
SCHEDULE 3.1.6(b)	Tax Extensions
SCHEDULE 3.1.6(c)	Current Audits and Deficiencies
SCHEDULE 3.1.6(e)	Tax Litigation
SCHEDULE 3.1.7	Absence of Changes
SCHEDULE 3.1.8	Litigation
SCHEDULE 3.1.9(a)	Compliance with Laws
SCHEDULE 3.1.9(b)	Governmental Approvals and other Consents
SCHEDULE 3.1.9(c)	Governmental Contracts
SCHEDULE 3.1.10	Operation of the Business
SCHEDULE 3.1.11	Asset Exceptions
SCHEDULE 3.1.12(a)	Contracts
SCHEDULE 3.1.12(c)	Defaults and Consents under Contracts
SCHEDULE 3.1.14	Inventory Exceptions
SCHEDULE 3.1.15	Customers
SCHEDULE 3.1.16	Suppliers
SCHEDULE 3.1.17	Product Warranties
SCHEDULE 3.1.19(a)	Owned Intellectual Property
SCHEDULE 3.1.19(d)	Intellectual Property Licensing Arrangements
SCHEDULE 3.1.20	Insurance
SCHEDULE 3.1.21(a)	Leases and Other Leases
SCHEDULE 3.1.22(a)	Environmental Permits
SCHEDULE 3.1.22(d)	Environmental Disclosure
SCHEDULE 3.1.23	Labor Matters
SCHEDULE 3.1.24(a)	Employee Benefit Plans and Related Matters
SCHEDULE 3.1.25	Confidentiality
SCHEDULE 3.1.26	Guarantees
SCHEDULE 3.1.27	Records
SCHEDULE 3.1.30	Receivables
SCHEDULE 3.2.2	Governmental Approvals and other Consents

OTHER KEY CLOSING DOCUMENTS
Escrow Agreement
Employment Agreements - Murray and Beck
Employment Agreements - Key Employees
Transitional Lease Agreements

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of July 19, 2004 between Cloverleaf Group, Inc., a Pennsylvania corporation (the "Buyer") and a wholly-owned subsidiary of Matthews International Corporation, a Pennsylvania corporation
("Matthews"), Matthews, Cloverleaf Group, L.P., a Pennsylvania limited partnership (the "Seller"), I.D.L. Incorporated, a Pennsylvania corporation ("iDL Inc."), Hugh Andrew, L.P., a Pennsylvania limited partnership ("Hugh Andrew, L.P."), Big Red Rooster, Inc., an Ohio corporation ("BRR Inc."),
Ralph W. Murray, Hugh A. Murray, Jeffrey H. Murray, Douglas G. Murray, Kristy
M. Holch, Cary M. Bohl, David G. Murray, C. Michael Dempe, 2000 Irrevocable Trust for Family of Ralph W. Murray and 2000 Irrevocable Trust for Family of Hugh A. Murray, (the "iDL Shareholders"), and Martin J. Beck, and Sweet
Clover Group, Inc. (the "BRR Shareholders"). iDL Inc. and Hugh Andrew, L.P. are sometimes referred to herein together as iDL.
W I T N E S S E T H
WHEREAS, iDL Inc. and BRR Inc. have each contributed certain assets and liabilities to Seller;
WHEREAS, since the contribution of such assets, Seller has operated the business contributed by iDL Inc. and the business contributed by BRR Inc.;
and
WHEREAS, Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell, assign and transfer to Buyer, all of the assets and properties held by Seller (other than the Excluded Assets), and Buyer has agreed to assume certain Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF THE ASSETS
1.1.	Assets.  Subject to and upon the terms and conditions set forth in this
Agreement, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase or acquire from Seller, other than the Excluded
Assets, all right, title and interest of Seller in and to properties, assets and rights of every nature, kind and description, tangible and intangible, wherever located, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired as the same may exist on the Closing Date (collectively, the "Assets"), including without limitation the following:
(a) all machinery, equipment, furniture, furnishings, automobiles, trucks, vehicles, tools, dies, molds and parts and similar property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);
(a)	all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies wherever located (collectively, the "Inventories");
(c) all rights in and to products sold or leased (including, but not limited to, products hereafter returned or repossessed and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit);
(d) all rights (including but not limited to any and all Intellectual
Property rights) in and to the products sold or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;
(e) all of the rights of Seller under all Contracts (as hereinafter defined), including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements and otherwise;
(f) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;
(g) all notes and accounts receivable held by Seller and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by Seller;
(h) all Intellectual Property and all rights thereunder or in respect thereof including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof (together with all Intellectual Property rights included in the other clauses of this Section 1.1, the "Intellectual Property Assets");
(i) all books, records, manuals and other materials (in any form or medium), advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, sales order files and litigation files;
 (j) to the extent their transfer is permitted by law, all Governmental Approvals, including all applications therefor;
(k) all Real Property and all licenses, permits, approvals and qualifications relating to any Real Property issued to Seller by any Governmental Authority;
(l) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller with respect to the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise; and
(m) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset.
1.2.	Excluded Assets.
(a) Seller shall retain and not transfer to Buyer, and Buyer will not purchase or acquire from Seller the following assets (collectively, the "Excluded Assets"):
(i) Excess Cash and Cash Equivalents (as defined below) of Seller equal to the Calculated Amount; as used herein "Calculated Amount" shall mean
$4,115,000 less the following:
(1) distributions to iDL Inc. shareholders for 2004 estimated income tax liabilities,
(2) all expenses, incurred in 2004, including professional fees and costs, in connection with the formation of Seller,
(3) all expenses, incurred in 2004, including professional fees and costs, associated with the proposed PNC financing with respect to Seller,
(4) all expenses, incurred in 2004, including professional fees and costs, associated with the transactions contemplated by this Agreement and the Collateral Agreements, and
(5) the $1,000,000 intercompany loan made by iDL Inc. to Seller, which $1,000,000 was subsequently loaned by Seller to BRR Inc. and then distributed by BRR Inc. to certain shareholders and employees.
Notwithstanding subsection 1.2(a)(i) above, Seller shall transfer to Buyer $2,000,000 in cash and cash equivalents, and the cash and cash equivalents which are the Excluded Assets described in such subsection above shall only be any cash and cash equivalents in excess of such $2,000,000 amount (such cash and cash equivalents which are in excess of such $2,000,000 amount are referred to herein as the "Excess Cash and Cash Equivalents"). If Excess
Cash and Cash Equivalents of Seller are not sufficient to equal the Calculated Amount, then certain trade accounts receivable to be agreed upon by Seller and Buyer (the "Retained Accounts Receivable") shall also be
Excluded Assets, such that the Excess Cash and Cash Equivalents plus such Retained Accounts Receivable on the Closing Date shall equal the Calculated Amount. If the Excess Cash and Cash Equivalents of Seller exceed the

Calculated Amount, then such excess shall be retained by Buyer.  A schedule of how such calculation shall be made under this Section 1.2(a)(i) is attached hereto as Schedule 1.2(a)(i).  Such calculation shall be agreed to by Matthews and Seller within 20 days after the Closing Date.
(ii) the iDL building, land and related improvements in Plum Borough, Pennsylvania located at 535 Old Frankstown Road, Pittsburgh 15239 (the "Plum Facility");
(iii) the iDL building, land and related improvements in Murrysville, Pennsylvania located at 4425 West Penn Highway, Murrysville, 15668 (the "Murrysville Facility");
(iv) two (2) notes receivable, each dated December 31, 2003, in the principal amounts of $729,240 and $857,148 made by the 2000 Irrevocable Trust for
Family of Ralph W. Murray and the 2000 Irrevocable Trust for Family of Hugh
A. Murray, respectively, related to the cash surrender assets of the life insurance policies of the principal officers of iDL Inc., namely Hugh A.
Murray and Ralph W. Murray;
(v) a shareholder note receivable from Michael Dempe in the amount of approximately $986,000;
(vi) an identified lot of finished goods inventory manufactured before
December 31, 2003 that is a component of the reimaging program with iDL's customer BP having an approximate book value of $1,800,000, if such inventory has not been shipped on the Closing Date (the "BP Inventory"), or any accounts receivable related to the BP Inventory if it has been shipped prior to the Closing Date; and
(vii) iDL's equity interest in Goliath LLC, an Illinois limited liability company.
(b) Seller shall retain any intercompany accounts receivable or payable resulting from transactions among iDL Inc., BRR Inc. and Seller, including the intercompany receivable from BRR Inc. related to the transaction described in Section 1.2(a)(i)(5) above.
ARTICLE II
THE CLOSING
2.1.	Place and Date.  The closing of the sale and purchase of the Assets from Seller (the "Closing") shall take place upon execution and delivery of this Agreement and all acts and deliveries provided by Article V (such date and time herein referred to as the "Closing Date").
2.2.	Purchase Price.  On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to (a) pay or cause to be paid to Seller an aggregate of $32,390,000, as such amount may be adjusted in accordance with
Section 1.2(a)(i) (the "Adjusted Payment"), at the Closing, (b) make the Contingent Consideration Payments to Seller as described in Section 2.3, and
(c) assume the certain Assumed Liabilities as provided in Section 2.5 (the amounts referred to subsection (a), (b) and (c) above being referred to herein collectively as the "Purchase Price").  The portion of the Purchase
Price described in subsection (a) above shall be payable at the Closing, by the wire transfer in immediately available funds to such bank account or accounts as per written instructions of the applicable party given to Buyer at least five days prior to the Closing as follows:
		(i)	subject to Section 1.2(a)(i), to Seller in the amount of
$31,890,000; and
(ii) to the Escrow Fund in the amount of $500,000.
The "Escrow Fund" shall be maintained and administered pursuant to the Escrow Agreement executed and delivered as of the date hereof (the "Escrow
Agreement").
2.3. Contingent Consideration. For the purposes of this Agreement, the following terms shall have the following meanings:
(a) (i) "Operating Profit" shall mean the earnings of Buyer calculated in accordance with GAAP, excluding (x) any interest on indebtedness, other than interest on Temporary Working Capital Infusions (as described in subsection
(b) below), which interest on Temporary Working Capital Infusions shall be included (i.e. deducted) when calculating Operating Profit, (y) federal and state income-based taxes, and (z) any adjustments made for purchase accounting purposes resulting from the transaction contemplated by this Agreement which have an impact on future reported Operating Profit, including depreciation and amortization of the re-valuation for purchase accounting purposes of tangible and intangible assets, and the cost of sales impact related to the re-valuation of inventory for purchase accounting purposes, in each case resulting from the transaction contemplated by this Agreement (but nevertheless including (and not excluding) all purchase accounting adjustments related to all future acquisitions). For the purposes of calculating Operating Profit, any direct administrative or financial services performed by Matthews or its Affiliates on behalf of Buyer (including without limitation accounts receivable, payroll, human resources, bill payment, benefits, retirement or pension plans, etc.) (the "Matthews Services") shall be charged as an expense. These Matthews Services will only be performed by Matthews or its Affiliates on behalf of Buyer if Matthews and Buyer agree that there exists the opportunity for cost savings to both Matthews and Buyer or if any of Matthews or its Affiliates (including Buyer) is legally required to do so. The calculation of Operating Profit shall not include corporate headquarters building costs, as currently captured in Matthews "Department
90" account, and executive management compensation or severance, public company reporting and related costs, as currently captured in the Matthews' "Department 93" account (collectively, "Corporate Overhead"). Although Corporate Overhead is not included in the calculation of Operating Profit, Corporate Overhead shall be allocated to Buyer (i) for purposes of creating segmented financial statements for public disclosure and internal intercompany financial statements and (ii) for purposes of calculating Free
Cash Flow.
(ii)	"Average Operating Profit" shall mean the mathematical average between the respective Operating Profits of any two applicable fiscal years of Buyer.
 (iii)	"Initial Investment" shall mean the Adjusted Payment
payable as described in Section 2.2(a), plus the actual total amount of
Assumed Loans described in Section 2.5(i).
(iv)	"Free Cash Flow" shall mean, for any period, the cash flow of Buyer as determined in accordance with GAAP, consistently applied, based upon the
Buyer's net income for such period also determined in accordance with GAAP, consistently applied, plus for such period (A) the Buyer's allocated share of Corporate Overhead, (B) the Buyer's allocated share of the cost of any
Matthews Services which were not used by Buyer, (C) the amount of any
Temporary Working Capital Infusions converted to Subsequent Investment Cost incurred by Buyer during such period, and (D) solely for the first fiscal quarter in which Free Cash Flow is calculated, the total amount of the
Assumed Loans.  An example of a Free Cash Flow calculation is attached hereto as Schedule 2.3(a)(iv). The line items used on the Schedule are examples of line items in connection with the Free Cash Flow calculation, but the dollar amounts used in the example are fictitious.
(v)	"Accumulated Free Cash Flow" shall mean the aggregate (positive and negative) of Free Cash Flows for the period from the effective date of the Closing Net Assets Statement through the date Accumulated Free Cash Flow is being measured.
(vi)	"Initial Acquisition Cost" shall mean the Initial Investment plus an amount equal to 15% interest on the Initial Investment, compounded annually taking into account the number of annual periods or fraction thereof from the Closing Date until the end of an applicable period.
(vii)	"Subsequent Investment Cost" shall mean any Cash Infusions (as defined in Section 2.3(b)) provided to Buyer by Matthews or its Affiliates plus (with respect to each Cash Infusion) an amount equal to 15% interest on the Cash Infusion, compounded annually taking into account the number of annual periods or fraction thereof since the date a Temporary Working Capital
Infusion was converted to a Cash Infusion until the end of an applicable period.
(viii) "Outstanding Temporary Working Capital Infusions" shall mean the total outstanding amount of the Temporary Working Capital Infusions not repaid by Buyer to Matthews or its Affiliates as of the end of any Fiscal Quarter.
(ix)	"2006 Contingent Acquisition Cost" shall mean the 2006 Contingent
Amount (as defined in Section 2.3(c)(i)) plus an amount equal to 15% interest on the 2006 Contingent Amount, compounded annually taking into account the number of annual periods or fraction thereof since each of the two payments have been made to Seller with respect to the 2006 Contingent Amount, until the end of an applicable period.
(x) "Fiscal Quarter" shall have the meaning set forth in Section 2.3(b)(i).
(b) (i) Buyer shall be entitled to use its Free Cash Flow to fund its operations, acquisitions and other capital needs. To the extent Buyer requires temporary working capital cash or cash funding infusions beyond its Free Cash Flow (the "Temporary Working Capital Infusions") from Matthews or its Affiliates for any of the reasons set forth in the preceding sentence, or to the extent that at the end of any fiscal quarter ending December 31,
March 31, June 30 or September 30 (a "Fiscal Quarter"), Accumulated Free Cash Flow is calculated to be a negative number (a "Shortfall"), Matthews or its Affiliates will be deemed to have made an advance of funds for such Temporary Working Capital Infusions to Buyer, in an amount requested by Buyer or to make up any Shortfall. Temporary Working Capital Infusions shall bear simple interest at a rate equal to the Prime Rate on the date at the end of a Fiscal Quarter such Temporary Working Capital Infusion is made, as the case may be, plus 2%. The interest expense of Buyer for any Temporary Working Capital Infusions will be charged against Buyer Operating Profit after any such Temporary Working Capital Infusions are made, for purposes of calculating Operating Profit for this Agreement, until such time that the Temporary
Working Capital Infusions amount is repaid by Buyer to Matthews or its Affiliates or until such Temporary Working Capital Infusions are converted into a Cash Infusion (as described below).
(ii) Matthews shall prepare a statement of Free Cash Flow for each Fiscal Quarter, and the then current amount of Temporary Working Capital Infusions shall be redetermined based upon such statement and shall be deemed to remain outstanding at least until the end of the next Fiscal Quarter, and thereafter if so determined based upon the next Free Cash Flow Statement. By way of example, if Accumulated Free Cash Flow increases as between two successive Fiscal Quarters, then the amount of Outstanding Temporary Working Capital Infusions, as of the end of the second such Fiscal Quarter, shall be deemed to decrease by such amount of increase in Accumulated Free Cash Flow, and if Accumulated Free Cash Flow decreases as between two successive Fiscal
Quarters, then the amount of Outstanding Temporary Working Capital Infusions as of the end of the second Fiscal Quarter, shall be deemed to increase by such amount of decrease in Accumulated Free Cash Flow, and in either case the then Outstanding Temporary Working Capital Infusions (if any) shall bear interest at the then applicable Prime Rate as of the date at the end of such second Fiscal Quarter, plus 2%.
(iii)	Temporary Working Capital Infusions which are not repaid within 18 months of the date made shall be deemed to be cash infusions (the "Cash Infusions"), which are then subject to a 15% cost of capital as described in the definition of "Subsequent Investment Cost." Conversely, the 15% cost of capital shall not be applied on Temporary Working Capital Infusions until they have been outstanding for 18 months and have therefore been converted to a Cash Infusion.  By way of example, if a Temporary Working Capital Infusion of $100,000 is made as of December 31, 2004, and as of the end of each successive Fiscal Quarter through June 30, 2006, the Outstanding Temporary Working Capital Infusions are never below $20,000, then on June 30, 2006, $20,000 shall be converted from an Outstanding Temporary Working Capital Infusion into a Cash Infusion.
(c)	As additional consideration with respect to the Purchase Price, Seller shall be eligible for contingent consideration payments (the "Contingent Consideration Payments") based upon the Operating Profit of Buyer during the six-year period commencing October 1, 2004 and ending on September 30, 2010
(the "Contingent Payment Period").  Such Contingent Consideration Payments,
if any, shall be made by Buyer to Seller in accordance with written instructions as to place of delivery to be provided by Seller to Matthews before the date of any such payments. Such Contingent Consideration Payments shall be further distributed to the partners of Seller in accordance with the provisions of Schedule 2.3(c). Such distribution procedures shall not be modified without the consent of Matthews. Based on a calculated statement to determine Contingent Consideration Payments with respect to Buyer for the applicable periods, which will be prepared and certified by Buyer's Auditors (the "Calculated Statement"), Seller shall be entitled to the following Contingent Consideration Payments, if any:
(i)	In the event that six (6) multiplied by the Average Operating Profit for the two fiscal years ended September 30, 2005 and September 30, 2006 is in excess of the sum of: (A) the Initial Acquisition Cost calculated through September 30, 2006; (B) any Subsequent Investment Cost calculated through September 30, 2006; and (C) any Outstanding Temporary Working Capital
Infusions at September 30, 2006, Matthews shall contribute to Buyer and Buyer shall pay fifty percent (50%) of such excess to Seller (the "2006 Contingent Amount") in two equal installments, the first of which shall be payable on January 2, 2007 and the second of which, together with simple interest thereon from January 2, 2007 at the Prime Rate, shall be payable on January
2, 2008.
(ii)	In the event that six (6) multiplied by the Average Operating Profit for the two fiscal years ended September 30, 2007 and September 30, 2008 is in excess of the sum of: (A) the Initial Acquisition Cost calculated through September 30, 2008; (B) any 2006 Contingent Acquisition Cost calculated through September 30, 2008; (C) any Subsequent Investment Cost calculated through September 30, 2008; and (D) any Outstanding Temporary Working Capital Infusions at September 30, 2008, Matthews shall contribute to Buyer and Buyer shall pay fifty percent (50%) of such excess to Seller (the "2008 Contingent Amount") in two equal installments, the first of which shall be payable on January 2, 2009 and the second of which, together with simple interest thereon from January 2, 2009 at the Prime Rate, shall be payable on January
2, 2010; and
(iii)	In the event that six (6) multiplied by the Average Operating Profit for the two fiscal years ended September 30, 2009 and September 30, 2010 is in excess of the sum of: (A) the Initial Acquisition Cost calculated through September 30, 2010; (B) any 2006 Contingent Acquisition Cost calculated through September 30, 2010; (C) any 2008 Contingent Amount plus an amount equal to 15% interest on the 2008 Contingent Amount, compounded annually taking into effect the number of annual periods or fraction thereof since each of the two payments have been made to Seller with respect to the 2008 Contingent Amount, calculated through September 30, 2010; (D) any Subsequent Investment Cost calculated through September 30, 2010; and (E) any
Outstanding Temporary Working Capital Infusions at September 30, 2010,
Matthews shall contribute to Buyer and Buyer shall pay fifty percent (50%) of such excess to Seller in two equal installments, the first of which shall be payable on January 2, 2011 and the second of which, together with simple interest thereon from January 2, 2011 at the Prime Rate, shall be payable on January 2, 2012.
(iv) There shall no minimum or maximum Contingent Consideration Payments that may be earned.

2.4 Closing Date Net Asset Statement. As promptly as practicable after the Closing Date (but in no event later than 60 days after the Closing Date), the Buyer will deliver to Seller a statement of the net assets for each of the respective net assets transferred by iDL Inc. and BRR Inc. as of the Closing Date (the "Closing Net Assets Statements"). The Closing Net Assets Statements will be prepared and certified on an accrual basis by Buyer's Auditor in accordance with GAAP. The fees and expenses of Buyer's Auditor in preparing and certifying the Closing Net Assets Statements shall be shared equally between Seller and Matthews.
2.3.	Assumption of Liabilities.  Subject to the terms and conditions set forth herein, at the Closing Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (collectively, the "Assumed Liabilities"):
(a) any and all Working Capital Liabilities (as hereinafter defined) of Seller that are (i) reflected on the Balance Sheets or (ii) incurred after the date of the Balance Sheets in the ordinary course of business consistent with prior practice and in accordance with the terms of this Agreement. For purposes hereof, "Working Capital Liabilities" shall include trade accounts payable, accrued compensation and benefits, accrued vacation, other accrued expenses, all accrued and unpaid interest on the Assumed Loans (as defined below), and other current liabilities;
(b) any and all liabilities, obligations and commitments accruing and arising after the Closing Date out of the Contracts set forth on Schedule 3.1.12(a), but not including any obligation or liability for any breach thereof occurring prior to the Closing Date; and
(c) liabilities in respect of Transferred Employees and employee benefit plans to the extent specifically assumed by Buyer pursuant to Article VI;
(d) the equipment financing loan between iDL and the Commonwealth of Pennsylvania Department of Community and Economic Development Machinery and Equipment Loan Fund ("MELF") dated October 14, 1998;
(e) the Loan between iDL and PNC Bank N.A. dated as of May 20, 2002;
(f) the equipment financing loan between BRR and Bank One dated September 17, 2002 , as amended December 23, 2002;
(g) the BRR loan from Fifth Third Bank (Chicago), dated October 1, 2003 in the original principal amount of $400,000;
(h) the BRR loan from Fifth Third Bank (Central Ohio), dated July 1, 2003 in the original principal amount of $200,000;
(i) the Sweet Clover Group, Inc. loan to BRR dated October 29, 2003 in the amount of $50,000; and
(j) any other recorded interest-bearing indebtedness (including capitalized lease obligations) as of the Closing Date (items (d), (e), (f), (g), (h) and

 (i) being referred to herein as the "Assumed Loans"). The actual amount of the Assumed Loans on the Closing Date is set forth herein on Schedule 2.5(j).
2.4. Excluded Liabilities. Notwithstanding the provisions of Section 2.5 or any other provision hereof or any schedule or exhibit hereto and regardless of any disclosure to Buyer, Buyer shall not assume any liabilities, obligations or commitments of Seller relating to or arising out of the operation of Seller's business or the ownership of the Assets prior to the Closing other than the Assumed Liabilities (the "Excluded Liabilities") including, without limitation, the following:
(i) any intercompany accounts payable resulting from transactions among Seller, iDL Inc. and BRR Inc., including the intercompany payable from Seller to iDL Inc. related to the transaction described in Section 1.2(a)(i)(5);
(ii) income tax liabilities of iDL, BRR Inc., or Seller or their shareholders or partners respectively;
(iii) any liabilities associated with the formation of Seller, including without limitation the PNC loan to Seller, if any, as of the Closing Date;
(iv) any liabilities not contained on the Balance Sheets; and
(v) any liabilities arising under any applicable Environmental Laws, relating in any way to the Seller's operation of the business or to any environmental conditions on, at, under or from the Real Property, the Assets or other properties or assets owned, leased or used by Seller existing at or prior to the Closing Date.
2.7.	Allocation of Purchase Price.
(a) The parties agree to allocate the Purchase Price among the Assets in accordance with an allocation schedule reasonably acceptable to Seller which shall be prepared by Buyer. Buyer intends to obtain an appraisal with respect to the Assets. Such allocation schedule shall be prepared in accordance with section 1060 of the Code and in accordance with such appraisal.
(b) In connection with the determination of the foregoing allocation schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1.	Representations and Warranties of Seller.  The parties acknowledge that the Assets are contemporaneously being transferred from iDL Inc. and BRR Inc. to Seller, and then to Buyer. In view of the foregoing, and for the avoidance of doubt, the use of the term "Seller" in this Article III shall include each of the corporate entities iDL Inc. and BRR Inc., as the case may be, and shall refer to the Assets as held by Seller and as held by each of
IDL Inc. and BRR Inc., as the case may be. Each of Seller and the BRR Group jointly and severally represent and warrant to Buyer with respect to the
Assets which were owned by BRR Inc., and each of Seller and the iDL Group jointly and severally represent to Buyer with respect to the Assets which were owned by iDL, as follows:
3.1.1.	Authorization, etc.  Each of the Seller, iDL Inc., Hugh Andrew,
L.P., BRR Inc., the iDL Shareholders and BRR Shareholders has the requisite applicable power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such parties of this Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action of such parties. Such parties have duly executed and delivered this Agreement and the Collateral Agreements to which it is a party. This Agreement and each of the Collateral Agreements is a legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.
3.1.2.	Corporate Status.
(a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full partnership power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.
(b) Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Schedule 3.1.2(b), which are the only jurisdictions in which the operation of its business or the character of the properties owned, leased or operated by it makes such qualification or licensing necessary unless the failure to so qualify would not result in a Material Adverse Effect.
(c) Seller has delivered to Buyer complete and correct copies of its certificate of limited partnership and partnership agreement or other organizational documents, in each case, as amended and in effect on the date hereof. Seller is not in violation of any of the provisions of its certificate of limited partnership or other organizational documents.
3.1.3.	No Conflicts, etc. The execution, delivery and performance by each of the Seller, iDL Inc., Hugh Andrew, L.P., BRR Inc., the iDL
Shareholders and the BRR Shareholders of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to such party or any of the properties or assets of such party (including but not limited to the Assets), (ii) the certificate of formation or operating agreement or other organizational documents of such party or
(iii) except as set forth in Schedule 3.1.3, any Contract or other material contract, agreement or other instrument to which such party is a party or by which such party or any of its properties or assets, including but not limited to the Assets, may be bound or affected.  Except as specified in
Schedule 3.1.3, no Governmental Approval or other Consent is required to be obtained or made by such party in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.
3.1.4.	Financial Statements.  The Buyer has been delivered (a)
(i) audited consolidated financial statements of iDL as at and for the periods ended January 3, 2004 (the "Audited Balance Sheet Date"), together with a report thereon by iDL's accountants (the "Audited Financial Statements"), (ii) unaudited consolidated financial statements of iDL as at and for the period ended March 31, 2004 (the "Unaudited Quarterly iDL
Financial Statements"), (iii) unaudited consolidated financial statements of iDL as at and for the monthly periods ended April 30 and May 31, 2004 (the "Monthly iDL Unaudited Financial Statements"), including in each of clauses
(i), (ii) and (iii) a balance sheet, statements of income and retained earnings and in clause (i) a statement of cash flows and (b) (i) unaudited consolidated financial statements of BRR as at and for the periods ended December 31, 2003 (the "Unaudited Balance Sheet Date") (the "Unaudited Annual Financial Statements"), (ii) unaudited consolidated financial statements of
BRR as at and for the period ended March 31, 2004 (the "Unaudited Quarterly
BRR Financial Statements"), (iii) unaudited consolidated financial statements of BRR as at and for the monthly periods ended April 30 and May 31, 2004 (the "Monthly BRR Unaudited Financial Statements"), including in each of clauses
(i), (ii) and (iii) a balance sheet, statements of income and retained earnings and in clause (i) a statement of cash flows (the Audited Financial Statements, Unaudited Annual Financial Statements, the Unaudited Quarterly
iDL Financial Statements, the Unaudited Quarterly BRR Financial Statements,
the Monthly iDL Unaudited Financial Statements and the Monthly BRR Unaudited Financial Statements are referred to herein collectively the "Financial Statements"). The Audited Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied throughout the periods indicated. The Unaudited Quarterly iDL Financial Statements and the Monthly iDL Unaudited Financial Statements have been prepared in all material respects on a basis consistent with the Audited Financial Statements, except that the Unaudited Quarterly iDL Financial Statements and the Monthly iDL Unaudited Financial Statements do not contain notes and may be subject to normal audit adjustments and, in the case of the Monthly iDL Unaudited Financial Statements, normal annual adjustments. The Unaudited Annual Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied throughout the periods indicated. The Unaudited Quarterly BRR Financial Statements and the Monthly BRR Unaudited Financial Statements have been prepared in all material respects on a basis consistent with the Unaudited Annual Financial Statements, except that the Unaudited Quarterly BRR
Financial Statements and the Monthly BRR Unaudited Financial Statements do
not contain notes and may be subject to normal audit adjustments and, in the case of the Monthly BRR Unaudited Financial Statements, normal annual adjustments. The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Assets after giving effect to the transactions contemplated hereby, and present fairly the financial condition of Seller as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of Seller's business after giving effect to all such transactions, reflect all costs that historically have been incurred by Seller (other than the Excluded
Liabilities) and present fairly the results of operations and cash flows of Seller for the periods indicated.
3.1.5.	Absence of Undisclosed Liabilities.  Seller has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except as and to the extent reflected or reserved against in the Balance Sheets (excluding the notes thereto) and for liabilities and obligations that (i) were incurred after the date of the Balance Sheets in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Seller and have not had or resulted in, and will not have or result in, a Material Adverse Effect. None of the Seller's employees are now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the Balance Sheets (excluding the notes thereto) or otherwise described on Schedule 3.1.5.
3.1.6.	Taxes.
(a)	Seller has (or by the Closing will have) duly and timely filed all Tax Returns with respect to Taxes to be filed on or before the Closing
Date ("Tax Returns"). Except for Taxes set forth on Schedule 3.1.6(a), which are being contested in good faith and by appropriate proceedings, the following Taxes have (or by the Closing Date will have) been duly and timely paid: (i) all Taxes shown to be due on the Returns, (ii) all deficiencies and assessments of Taxes of which notice has (or by the Closing Date will have) been received by Seller that are or may become payable by Buyer chargeable as a lien upon the Assets and (iii) all other Taxes due and payable on or before the Closing Date for which neither filing of Tax Returns nor notice of deficiency or assessment is required, if Seller is or reasonably should be
(or by the Closing Date will be or reasonably should be) aware that are or may become payable by Buyer or chargeable as a lien upon the Assets.  All
Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party ("Withholding Taxes") have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.
(b)	Except as set forth on Schedule 3.1.6(b), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority.
(c)	Except as set forth on Schedule 3.1.6(c), (i) there are no Taxes or Withholding Taxes asserted in writing by any Governmental Authority to be due and (ii) no issue has been raised in writing by any Governmental
Authority in the course of any audit with respect to Taxes or Withholding Taxes. Except as set forth on Schedule 3.1.6(c), no Taxes and no Withholding Taxes are currently under audit by any Governmental Authority. Except as set forth on Schedule 3.1.6(c), neither the IRS nor any other Governmental Authority is now asserting or, to the best knowledge of Seller, threatening to assert against Seller any deficiency or claim for additional Taxes or any adjustment of paid Taxes that would, if paid by Buyer, have a Material
Adverse Effect, and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.
(d)	Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code upon the transfer of the Assets to
Buyer.
(e)	Except as set forth on Schedule 3.1.6(e), there is no litigation or administrative appeal pending or, to the knowledge of Seller, threatened against or relating to Seller in connection with paid Taxes.
3.1.7.	Absence of Changes. Except as set forth in Schedule 3.1.7, since
May 31, 2004, Seller has conducted its business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the business or the Assets:
(a)	suffered any Material Adverse Effect;
(b)	incurred any obligation or liability, absolute, accrued,
contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;
(c)	discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheets and current liabilities incurred since the date thereof in the ordinary course of business consistent with prior practice;
(d)	mortgaged, pledged or subjected to Lien, any property, business or assets, tangible or intangible;
(e)	sold, transferred, leased to others or otherwise disposed of any of the Assets, except for inventory sold in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value,
(f)	received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect;
(g)	transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual
Property, or modified any existing rights with respect thereto;
(h)	made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of Seller;
(i)	encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;
(j)	failed to replenish inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;
(k)	made any capital expenditures or capital additions or
improvements in excess of an aggregate of $50,000;
(l)	instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $50,000;
(m)	entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;
(n)	made any dividend, equity redemption or other distribution other than dividends for 2003 taxes made prior to April 15, 2004, and dividends for 2004 estimated tax payments, in each case as previously disclosed to
Matthews; or
(o)	taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

3.1.8.	Litigation.  Except as set forth on Schedule 3.1.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Seller or against or relating to the transactions contemplated by this Agreement, and Seller does not know and has no reason to be aware of any basis for the same. Except as set forth in such Schedule 3.1.8, no citations, fines or penalties have been asserted against Seller under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.
3.1.9.	Compliance with Laws; Governmental Approvals and Consents;
Governmental Contracts.
(a)	Except as disclosed in Schedule 3.1.9(a), Seller has complied in all material respects with all Applicable Laws, and Seller has not received any notice alleging any such conflict, violation, breach or default.
(b)	Schedule 3.1.9(b) sets forth all Governmental Approvals and other
Consents necessary for, or otherwise material to, the conduct of its business. Except as set forth in Schedule 3.1.9(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such Governmental Approvals and Consents held by it.
(c)	Schedule 3.1.9(c) sets forth all Contracts with any Governmental
Authority.
(d)	There are no proposed laws, rules, regulations, ordinances,
orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the business, operations or properties of Seller and which might adversely affect the properties, assets, liabilities, operations or prospects of Seller either before or after the Closing Date.
3.1.10.	Operation of the Business.  Except as set forth in Schedule
3.1.10, the Assets (a) constitute all of the assets, tangible and intangible, necessary to operate Seller's business in the manner presently operated by Seller and (b) include all the operating assets of Seller.
3.1.11.	Assets.  Except as disclosed in Schedule 3.1.11, Seller has good title to all the Assets free and clear of any and all Liens other than Permitted Liens. Except for Excluded Assets, there are no assets or properties used in the operation of Seller's business and owned by any Person other than Seller that will not be leased or licensed to Buyer under valid, current leases or license arrangements. The Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the knowledge of Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.1.12.	Contracts.
(a)	Schedule 3.1.12(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (x) under which Seller has or may acquire any rights or benefits (y) under which Seller has or may become subject to any obligation or liability; or (z) by which Seller or any of the Assets is or may be bound (the "Contracts"):
(i)	leases, licenses, permits, franchises, insurance policies,
Governmental Approvals and other contracts concerning or relating to the Real Property;
(ii)	employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;
(iii)	loan agreements, indentures, letters of credit, mortgages,
security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;
(iv)	licenses, licensing arrangements and other contracts providing in whole or in part for the 'use of, or limiting the use of, any Intellectual Property;
(v)	brokerage or finder's agreements;
(vi)	joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);
(vii)	asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the sale, lease or disposal of any Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;
(viii)	orders and other contracts for the purchase or sale of
materials, supplies, products or services, each of which involves aggregate payments in excess of $50,000;
(ix)	contracts with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $50,000 per annum or $500,000 in the aggregate;
(x)	sales agency, manufacturer's representative, marketing or
distributorship agreements;

(xi)	contracts, agreements or arrangements with respect to the
representation of Seller in foreign countries;
(xii)	master lease agreements providing for the leasing of personal property used by Seller;
(xiii)	contracts, agreements or commitments with any employee,
director, officer, stockholder or Affiliate of Seller; and
(xiv)	any other contracts, agreements or commitments that are material to the Seller.
(b)	Seller has delivered to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.12(a).
(c)	All Contracts are in full force and effect and enforceable
against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the best knowledge of Seller, any other party thereto except as set forth in Schedule 3.1.12(c) and except for such events or conditions that, individually and in the aggregate, (i) has not had or resulted in, and will not have or result in, a Material Adverse Effect and
(ii) has not and will not materially impair the ability of Seller to perform its obligations under the this Agreements and under the Collateral Agreements. Except as set forth in Schedule 3.1.12(c), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement, or any of the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.
3.1.13.	Territorial Restrictions.  Seller is not restricted by any
written agreement or understanding with any other Person from carrying on its business anywhere in the world. Buyer, solely as a result of its purchase of the Assets from Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.
3.1.14.	Inventories.  All Inventories are of good, usable and
merchantable quality in all material respects and, except as set forth on
Schedule 3.1.14, do not include obsolete or discontinued items. Except as set forth on Schedule 3.1.14, (a) all Inventories are of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standards, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business, (c) all Inventories are recorded on the books of Seller at the lower of cost or market value determined in accordance with GAAP and
(d) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

3.1.15.	Customers.  Schedule 3.1.15 sets forth (a) the names and
addresses of all customers of Seller that ordered goods and services from Seller with an aggregate value for each such customer of $50,000 or more during the twelve-month period ended May 31, 2004 and (b) the amount for which each such customer was invoiced during such period. Seller has not received any notice or has any reason to believe that any significant customer of Seller (i) has ceased, or will cease, to use the products, goods or services of Seller, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of Seller or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of Seller, including in each case after the consummation of the transactions contemplated hereby. To the best knowledge of Seller, no customer described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated this Agreement and the Collateral Agreements.
3.1.16.	Suppliers; Raw Materials.  Schedule 3.1.16 sets forth (a) the names and addresses of all suppliers (including without limitation Seller and any Affiliates thereof) from which Seller ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $50,000 or more during the twelve-month period ended May 31, 2004 and (b) the amount for which each such supplier invoiced Seller during such period. Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to Seller, subject to general and customary price increases. To the best knowledge of Seller, no supplier of Seller described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement, and the Collateral Agreements.
3.1.17.	Product Warranties. Except as set forth in Schedule 3.1.17 and for warranties under Applicable Law, (a) there are no warranties express or implied, written or oral, with respect to the products of Seller and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
3.1.18.	Absence of Certain Business Practices.  Neither Seller, any
officer, employee or agent of Seller, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Seller (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject Seller to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (y) for the purpose of establishing or maintaining any concealed fund or concealed bank account.
3.1.19.	Intellectual Property. Schedule 3.1.19(a) sets forth a complete and correct list of all material Intellectual Property that is owned by Seller (the "Owned Intellectual Property"). The Owned Intellectual Property constitutes all material Intellectual Property used or held for use in connection with, necessary for the conduct of, or otherwise material to Seller's business, except as set forth on Schedule 3.1.19(b). Immediately after the Closing, Buyer will have the right to use all Intellectual Property described on Schedule 3.1.19(a) and will own all Owned Intellectual Property, free from any Liens (other than Permitted Liens). Schedule 3.1.19(c) sets forth a complete and correct list of all material written or oral licenses and arrangements, (i) pursuant to which the use by any Person of Intellectual Property is permitted by Seller and (ii) pursuant to which the use by Seller of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). All Intellectual Property Licenses are in full force and effect in accordance with their terms, and are free and clear of any Liens (other than Permitted Liens). Seller is not in default under any Intellectual Property License, and no such default is currently threatened. To the knowledge of Seller, the conduct of Seller's business does not infringe the rights of any third party in respect of any Intellectual Property, except as set forth on Schedule 3.1.19(d). To the knowledge of Seller, none of the Intellectual Property is being infringed by third parties. Except as set forth on Schedule 3.1.19(e), there is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the knowledge of Seller, threatened, that challenges the rights of Seller in respect of any Intellectual Property, or claims that any default exists under any Intellectual Property License. None of the Owned Intellectual Property or, to the knowledge of Seller, the Intellectual Property Licenses is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal arbitrator, or other Governmental Authority. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign, to the extent commercially necessary or commercially desirable and the same remain in full force and effect.
3.1.20.	Insurance.  Schedule 3.1.20 contains a complete and correct list and summary description of all insurance policies maintained by Seller for the benefit of or in connection with the Assets. Seller has delivered to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary.
Schedule 3.1.20 sets out all claims made by Seller under any policy of insurance during the past two years and in the opinion of Seller reasonably formed and held, there is no basis on which a claim should or could be made under any such policy with respect to it.

3.1.21.	Real Property.
	(a)	Leases.  Schedule 3.1.21(a) contains a complete and  correct list of (i) all Leases setting forth the address, landlord and tenant for each
Lease and (ii) all Other Leases, setting forth the address, landlord and tenant for each Other Lease.  Seller has delivered to Buyer correct and complete copies of the Leases and the Other Leases.  Each Lease and Other
Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. Neither Seller nor any other party is in default, violation or breach in any respect under any Lease or Other Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease or Other Lease.  Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Seller has good and valid title to the leasehold estate under each Lease free and clear of all Liens other than Permitted Liens.  Seller enjoys peaceful and undisturbed possession under its respective Leases for the Real Property.
	(b)	Fee and Leasehold Interests, etc.  Other than the Plum Facility and the Murrysville Facility, the Real Property constitutes all the fee and leasehold interests in real property held for use in connection with, necessary for the conduct of, or otherwise material to, Seller's business.
	(c)	No Proceedings.  There are no eminent domain or other similar proceedings pending or threatened affecting any portion of the Real Property. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real
Property.
	(d)	Current Use.  The use and operation of the Real Property by
Seller does not violate in any material respect any instrument of record or agreement affecting the Real Property. To the knowledge of Seller, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof.  No damage or destruction has occurred with respect to any of the Real Property since December 31, 2003 that would, individually or in the aggregate, have a Material Adverse Effect.
	(e)	Compliance with Real Property Laws.  The Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Applicable Laws affecting the Real Property (collectively, the "Real Property Laws"), and Seller has received no notice of violation or claimed violation of any Real Property Law. There is no pending or to the knowledge of Seller, anticipated change in any Real Property Law that will have or result in a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. No current use by Seller of the Real Property is dependent on a nonconforming use or other Governmental Approval the absence of which would materially limit the use of such properties or assets held for use in connection with, necessary for the conduct of, or otherwise material to, Seller's business.
3.1.22.	Environmental Matters.
(a)	Permits.  All Environmental Permits are identified in Schedule
3.1.22(a), and Seller currently holds, and at all times has held, all such Environmental Permits necessary to conduct its business, and all such Environmental Permits shall be validly transferred to Buyer on the Closing
Date.  Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business without any material change in any of the terms or conditions.
(b)	No Violations.  Seller has complied and is in compliance in all respects with all Environmental Permits and all applicable Environmental
Laws.  No Person has alleged any violation by Seller of any Environmental
Permits or any applicable Environmental Law relating to the conduct of its business or the use, ownership or transferability of the Real Property.
(c)	No Actions.  Except as set forth in Schedule 3.1.22(c), Seller has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, at, under, from or about any Real Property, the Assets or other properties or assets owned, leased or used by Seller or (ii)
the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances, except for any such liabilities and obligations that, individually and in the aggregate, are not material to Seller and have not had or resulted in, and will not have or result in, a Material Adverse Effect.
(d)	Other.  Except as set forth in Schedule 3.1.22(d):
(i)	None of the current or past operations, or any by-product
thereof, and none of the currently or formerly owned property or assets of Seller, including without limitation the Assets and the Real Property, is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a
Release or threatened Release of any Hazardous Substances.
(ii)	Seller is not subject to any outstanding order, judgment,
injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which Buyer may be required to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Substance.
(iii)	None of the Real Property is, and Seller has not
transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

(iv)	No work, repair, construction or capital expenditure is
required or planned in respect of the Assets pursuant to or to comply with any Environmental Law, nor has Seller received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the ordinary course of business.
(v)	The Seller has not received written notice of any past,
present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Seller with applicable Environmental Laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under applicable Environmental Laws, the subject of which is unresolved and which would have a Material Adverse Effect.
(vi)	There are no Hazardous Substances or underground storage
tanks in, on, or under any real property owned or leased by the Seller as of the date hereof, except those that are both (i) in compliance with all applicable Environmental Laws and Environmental Permits and (ii) fully disclosed to Buyer in writing.
(vii)	There are no past, present or threatened Releases of
Hazardous Substances in, on, under or from any real property owned or leased by the Seller.
(viii)	To the best knowledge of the Seller, there is no
Release or threat of any Release of Hazardous Substances migrating to any real property owned or leased by the Seller.
(ix)	To the best of the knowledge of the Seller, there has been
no Release of Hazardous Substances for which Seller could have any liability under any applicable Environmental Law at any real property formerly owned, operated or leased by the Seller.
(x)	There is no statute or regulation which requires any
disclosure of environmental conditions to any Governmental Authority or to Buyer, or any deed notice or other filing as a result of the contemplated transaction.
(e)	Full Disclosure.  Seller has disclosed and made available to
Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of Seller relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or any other Person at any time on any Real Property, or otherwise in connection with the use or operation of the properties or assets of Seller.
3.1.23.	Employees, Labor Matters, etc.  Except as set forth in Schedule
3.1.23, Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by Seller. Since December 31, 2003 there has not occurred or, to the best knowledge of Seller after due inquiry, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by Seller. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the best knowledge of Seller after due inquiry, threatened with respect to any employee employed by Seller. Seller has complied with all provisions of Applicable Law pertaining to the employment of employees, including, without limitation, all such Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of Buyer, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.
3.1.24.	Employee Benefit Plans and Related Matters.
(a)	Employee Benefit Plans.  Schedule 3.1.24(a) sets forth a true and complete list of each "employee benefit plan" as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed by Seller or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the ("Employees") or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller or any other trade or business, whether or not incorporated, which, together with Seller is or would have been at any date of determination occurring within the preceding six years treated as a single employer under Section 414 of the Code (such other trades and business collectively, the "Related Persons"), or to which Seller or any Related Person contributes or is or has been obligated or required to contribute or with respect to which Seller may have any liability or obligation (collectively, the "Plans"). With respect to each such Plan, Seller has provided Buyer complete and correct copies of: all written Plans; descriptions of all unwritten Plans; all trust agreements, insurance contracts or other funding arrangements; the two most recent actuarial and plan asset valuation reports; the most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); an actuarial study of any post-employment life or medical benefits provided under any such Plan, if any; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document. Seller has not communicated to any Employee any intention or commitment to modify any Plan or to establish or implement any other employee or retiree benefit or compensation arrangement.

(b)	Qualification.  Each Plan intended to be qualified under section
401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.
(c)	Compliance; Liability.
(i)	No Plan, other than a Seller Pension Plan, is subject to
section 412 of the Code or section 302 or Title IV of ERISA. As of the last day of the most recently ended fiscal year of the Seller Pension Plan, the "accumulated benefit obligations" (within the meaning of the Financial Accounting Standards Board Statement No. 87) under such Plan did not exceed the fair market value of the assets of such Plan allocable to such "accumulated benefit obligations," determined on the basis of the actuarial assumptions specified for financial statement purposes in the actuarial report prepared for such fiscal year of such Plan, each of which assumptions is reasonable.
(ii)	No liability has been or is expected to be incurred by
Seller or any Related Person (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become a liability of Buyer or of any employee benefit plan established or contributed to by Buyer and, to the best knowledge of Seller after due inquiry, no event, transaction or condition has occurred or exists that could result in any such liability to Seller or, following the Closing, Buyer.
(iii)	Each of the Plans has been operated and administered in all
respects in compliance with all Applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of Seller, or, following the Closing, Buyer, and has not had or resulted in, and will not have or result in, a Material Adverse Effect. There are no material pending or, to the best knowledge of Seller after due inquiry, threatened claims by or on behalf of any of the Plans, by any Employee or otherwise involving any such Plan or the assets of any Plan (other than routine claims for benefits).
(iv)	No Plan is a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA or is a "multiple employer plan" within the meaning of section 4063 or 4064 of ERISA.
(v)	All contributions required to have been made by Seller and
each Related Person to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or Applicable Law have been made within the earliest time prescribed by any such Plan, agreement or Applicable Law.

(vi)	No Transferred Employee is or may become entitled to post-
employment benefits of any kind by reason of employment by Seller, including, without limitation, death or medical benefits (whether or not insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 3.1.24(a) or mandated by section 4980B of the Code, (b) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (c) deferred compensation accrued as a liability on the Balance Sheets or incurred after December 31, 2003 in the ordinary course of business consistent with the prior practice of Seller, pursuant to the terms of a Plan. The consummation of the transactions contemplated by this Agreement or the Collateral Agreements will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Transferred Employee.
3.1.25.	Confidentiality.  Except as set forth on Schedule 3.1.25, Seller has taken all steps necessary to preserve the confidential nature of all material confidential information (including, without limitation, any proprietary information) of Seller including but not limited to the manufacturing or marketing of any of Seller's products or services.
3.1.26.	No Guarantees.  Except as set forth on Schedule 3.1.26, none of the obligations or liabilities of Seller incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Seller or any of its Affiliates in connection with the Assets.
3.1.27.	Records.  Except as set forth on Schedule 3.1.27, the minute books of Seller are substantially complete and correct in all material respects. The books of account of Seller are sufficient to prepare the Financial Statements in accordance with GAAP.
3.1.28.	Brokers, Finders, etc.  Except for the engagement of
Parker/Hunter, Inc., the fees and expenses of which will be paid by Buyer, all negotiations relating to this Agreement, the Collateral Agreements, and the transactions contemplated thereby, have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Seller or their respective Affiliates upon consummation of the transactions contemplated hereby or thereby.
3.1.29.	Disclosure.  No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other-than matters of a general economic or political nature which do not affect Seller uniquely) known to Seller that has not been disclosed by Seller to Buyer that might reasonably be expected to have or result in a Material Adverse Effect.
3.1.30.	Receivables.  All of Seller's receivables (including accounts receivable, loans receivable and advances) which are reflected in the Financial Statements, and all such receivables which will have arisen since the Balance Sheet Dates, shall have arisen only from bona fide transactions in the ordinary course of business. Seller has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statements. Schedule 3.1.30 hereto accurately lists as of May 31, 2004 all receivables arising of Seller in excess of $5,000, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of Seller for the repayment of such receivable which Seller purports to have. Seller has delivered to Buyer complete and correct copies of all instruments, documents and agreements evidencing such receivables and of all instruments, documents or agreements creating security therefor ("Security"). Seller has valid and perfected security interests in such Security (to the extent such priority may be obtained under applicable law by possession of such Security or the filing of financing statements or similar documents with respect thereto).
3.2.	Representations and Warranties of Buyer and Matthews.  Each of Buyer
and Matthews represents and warrants to Seller as follows:
3.2.1.	Corporate Status; Authorization, etc.  Each of Buyer and Matthews
is a corporation duly organized, validly existing and in good standing, under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such parties of this Agreement and the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been authorized by all requisite corporate action of such parties. Such parties have duly executed and delivered this Agreement and the Collateral Agreements to which it is a party. This Agreement and each of the Collateral Agreements are the valid and legally binding obligations of such parties, enforceable against such parties in accordance with their respective terms.
3.2.2.	No Conflicts, etc.  The execution, delivery and performance by each of Buyer and Matthews of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the articles of incorporation or by-laws or other organizational documents of such parties, (ii) any Applicable Law applicable to such parties or any of their properties or assets or (iii) any contract, agreement or other instrument applicable to such parties or any of their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of such parties to perform its obligations under this Agreement or under any of the Collateral Agreements to which it is a party. Except as specified in Schedule 3.2.2, no Governmental Approval or other Consent is required to be obtained or made by such parties in connection with the execution and delivery of the this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby.
3.2.3.	Litigation.  There is no action, claim, suit or proceeding
pending, or to Buyer's or Matthews' knowledge threatened, by or against or affecting Buyer or Matthews in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.
3.2.4.	Brokers, Finders, etc.  Except for the engagement of
Parker/Hunter, Inc., the fees and expenses of which will be paid by Buyer, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer or Matthews in such manner as to give rise to any valid claim against Seller for any brokerage or finder's commission, fee or similar compensation.
ARTICLE IV
COVENANTS
4.1.	Covenants of Seller, iDL and  BRR .
4.1.1.	Further Assurances. Following the Closing, each of Seller, iDL and BRR Inc. shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.
4.1.2.	Liability for Transfer Taxes.  Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Collateral Agreements. Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall be permitted to prepare any such Tax Returns that are the primary responsibility of Buyer under applicable law. Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be withheld unreasonably.
4.1.3.	Use of Business Name.  After the Closing, each of Seller, iDL and
BRR Inc. will not, directly or indirectly, do business, or allow any Affiliate to do business, or assist any third party in using or doing business, under the names and marks "Cloverleaf," "iDL" or "Big Red Rooster" (or any other name confusingly similar to such names and marks) except that Seller may continue to use the word "cloverleaf" (but not in connection with the word "group") as part of its legal name. Promptly after Closing iDL and BRR Inc. shall change their corporate names to not include "iDL" or "Big Red Rooster".
4.1.4.	Access to Records.  During the period in which Contingent
Consideration is being calculated in accordance with Section 2.3, Buyer shall provide Seller and its representatives reasonable access during normal business hours to all of the books and records of Buyer to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the business prior to the Closing. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 4.1.4.
4.2.	Covenants of Buyer.
4.2.1.	Further Assurances.  Following the Closing, Buyer shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.
4.3.	Operation of Business.  The following covenants in Section 4.3 shall remain in effect during the period in which Contingent Consideration is being calculated in accordance with Section 2.3.
4.3.1.	Operation of Business.  After Closing, Buyer will consolidate the
Assets and Assumed Liabilities of Seller under the name "Cloverleaf Group, Inc." Buyer shall continue to operate as an operating unit using the names Cloverleaf, iDL and Big Red Rooster during the term of the Contingent Payment Period. Buyer shall be required to adhere to the internal control standards and codes of conduct as defined by the Sarbanes-Oxley Act of 2002, established regulatory standards and published Matthews' policies. All financial and administrative functions of Buyer shall be required to report directly to Matthews' corporate administration.
4.3.2.	Board of Directors.   After Closing, the Board of Directors of
Buyer shall consist of such persons as are designated by Matthews and shall initially consist of David Kelly as sole director.
4.3.3.	Board of Advisors.   After Closing, the operational management of
Buyer will be directed by a "Buyer Board of Advisors," subject to the authority of the Board of Directors of Buyer. The Buyer Board of Advisors shall initially consist of Ralph Murray, the Chairman of Buyer; Martin Beck, the President and Chief Executive Officer of Buyer; and David M. Kelly, the Chief Executive Officer of Matthews. The Buyer Board of Advisors shall be responsible for: (a) reviewing and assisting in establishing the strategies and goals for Buyer and assuring their achievement; (b) evaluating and recommending capital requests, including acquisitions; (c) reviewing and assisting in the formulation of Buyer's operating forecasts and budgets; and
 (d) identifying areas where Matthews' existing administrative, manufacturing, operational and distribution resources may be leveraged to result in synergistic savings for Buyer.
4.3.4.	Newco Management Team.   After Closing, the daily operational
management of Buyer shall reside with the "Buyer Management Team." The President and CEO of Buyer shall be appointed by the Board of Directors. The initial President and CEO of Buyer shall be Martin Beck. The Buyer Management Team shall be chosen by the President of Buyer with review and approval thereof by the Chief Executive Officer of Matthews. The Buyer Management Team shall be responsible for: (a) developing the strategic focus and organizational culture of Buyer; (b) evaluating internal and acquisition growth strategies for Buyer; (c) developing operating budgets and forecasts for Buyer to be presented and reviewed at annual strategic management meetings; (d) formulating, evaluating and conveying capital requests to Matthews; (e) reporting financial and operating results on a monthly basis to Matthews; (f) evaluating and reviewing key personnel decisions; and (g) meeting regularly with Matthews' management to discuss progress.
4.3.5.	Approval Process.   In accordance with the requirements set forth
herein, Buyer shall be required to submit to Matthews for review and approval:
(a)	all individual capital expenditures of Buyer in excess of
$25,000, and annual capital expenditures in excess of $100,000 in the aggregate;
(b)	all acquisitions to be made by Buyer;
(c)	all operating and capital budgets and forecasts of Buyer;
(d)	all changes to key management positions of Buyer, and the
compensation and benefits of such key management positions;
(e)	operating leases with a net present value in excess of $25,000;
(f)	disposition of any assets with a remaining net book value of more than $25,000; and
(g)	the making of any charitable contributions.
	Such approval process will be consistent with the approval process applied to Matthews' existing business units, as applicable. Notwithstanding the foregoing, (i) Matthews hereby agrees that approval of the items above shall not be withheld for reasons unrelated to the business of Buyer and
(ii) Matthews management shall recommend to the Board of Directors of Matthews for approval such items so long as (x) with respect to items (a) and
(e) above, the proposals meet the capital project and appropriation request criteria set forth on Schedule 4.3.5A hereto as determined by Matthews and
(y) Buyer is achieving a 10% cumulative annual growth rate in Operating Profit from the consolidated operating profit of the Seller for the year end December 31, 2003, which the parties agree is $4,208,000.

	Matthews shall evaluate acquisitions at a cost of capital of 15%. The Buyer Management Team, in consultation with the Buyer Board of Advisors and Matthews, shall determine the financial characteristics and valuation matters of potential acquisition targets, in accordance with policies in existence from time to time of Matthews, which current policies are attached hereto as
Schedule 4.3.5B.
4.3.6.	Financing and Investment Arrangements.  Buyer shall not be
permitted to enter into any debt, capital lease or other financing arrangement with any entity other than Matthews.  Buyer shall not be permitted to invest in any marketable securities.
4.3.7	BP Inventory.   Buyer will warehouse and insure the BP Inventory at no
costs to iDL. Buyer will receive and fulfill usage orders from BP related to the BP Inventory at a cost to iDL equal to the amount currently being paid by BP for this service. Buyer will coordinate the billing for the BP Inventory, along with the related collection of such billings. Buyer will remit amounts collected with respect to the billings for the BP Inventory to iDL at no cost to iDL.
4.3.8.	Acquisitions.  During the Contingent Payment period, if Matthews intends to expand internally or make acquisitions in the line of business in which Buyer operates, it shall do so only through Buyer.
4.4.	Shareholder Net Worth.  None of the iDL Shareholders or the BRR
Shareholders shall gift or transfer assets such that their personal net worth becomes less than the proceeds received by such shareholder in connection with the transactions contemplated by this Agreement, or, if greater, the personal net worth of such shareholder as of the Closing Date (including the proceeds of the transactions contemplated by this Agreement), for a period of eighteen (18) months from the Closing Date; provided, however, that the maximum net worth required to be maintained by any such shareholder shall be the maximum liability of such shareholder considering Section 7.2(g) hereof.
ARTICLE V
CLOSING DELIVERIES
5.1.	Deliveries of Seller. On the Closing Date in addition to the Assets,
Seller shall deliver to Buyer the following:
5.1.1.	Collateral Agreements.  The following agreements (the "Collateral
Agreements"):
(a)	the Escrow Agreement;
(b)	transitional lease agreements, pursuant to which iDL Inc. will provide to Buyer a lease of the Plum Facility and the Murrysville Facility.
(c)	An employment agreement with each of Ralph Murray and Martin
Beck;
(d)	An employment agreement with each of the Key Employees.

5.1.2.	Opinions of Counsel.  An opinion, addressed to Buyer and dated the Closing Date, of Buchanan Ingersoll PC, special counsel to Seller and
(ii) Williams Coulson Johnson Lloyd Parker & Tedesco LLC, each in substance and form reasonably satisfactory to Buyer.
5.1.3.	Authorization.  Certified resolutions of Seller, iDL Inc. and BRR
Inc. approving this Agreement and the Collateral Agreements and all documents and instruments incident thereto.
5.1.4.	Transfer Documents.  The following transfer documents of Seller:
(a)	a bill of sale, assignment and general conveyance, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, with respect to the Assets (other than any Asset to be transferred pursuant to any of the instruments referred to in any other clause of this Section 5.1.4);
(b)	an assignment of lease, dated as of the Closing Date, with
respect to each Lease, and each Other Lease in form and substance reasonably satisfactory to Buyer, dated the Closing Date; and
(c)	certificates of title to all motor vehicles included in the
Assets to be transferred to Buyer hereunder, duly endorsed for transfer to Buyer as of the Closing Date.
5.1.5.	Consents and Estoppels.  Buyer shall have received consents from the lessor of each Lease listed on Schedule 3.1.21(a) to the assignment of such Lease to Buyer. Buyer shall also have received estoppel certificates addressed to Buyer from the lessor of each Lease, identifying the Lease documents and any amendments thereto, stating that the Lease is in full force and effect and, to the best knowledge of the lessor, that the tenant is not in default under the Lease and no event has occurred that, with notice or lapse of time or both, would constitute a default by the tenant under the Lease and containing any other information reasonably requested by Buyer.
5.2.	Deliveries of Buyer.  On the Closing Date, Buyer shall deliver to
Seller the following:
5.2.1.	Opinion of Counsel.  An opinion, addressed to Seller and dated the Closing Date, of Reed Smith LLP, counsel for Buyer and Matthews, in form and substance reasonably satisfactory to Seller.
5.2.2.	Certified Resolutions. Certified resolutions of Buyer and
Matthews approving this Agreement and the Collateral Agreements and the transactions contemplated thereby, and all documents and instruments incident thereto.
5.2.3.	Collateral Agreements.  Buyer shall have entered into each of the
Collateral Agreements to which it is a party.

ARTICLE VI
EMPLOYEES AND EMPLOYEE BENEFIT PLANS
6.1.	Employment of Seller's Employees.
(a)	Seller will, and will cause each of its Affiliates to, use all reasonable efforts to cause the employees employed by Seller to make available their employment services to Buyer. For a period of two years from the Closing Date, Seller, iDL Inc. and BRR Inc. will not, and will not permit any of its Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of Buyer with any Person employed by or otherwise engaged to perform services for Buyer.
(b)	Effective as of the Closing Date, Buyer shall offer employment to those employees selected by Buyer who are employed by Seller at compensation and vested benefits that are similar to those of such employees on the date hereof. Buyer shall offer employment to Ralph Murray and Martin Beck on the terms of the Employment Agreement described in connection herewith and to the Key Employees on the terms of the Employment Agreement described in connection herewith. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the "Transferred Employees". Effective as of the Closing Date, Buyer shall assume the liability of Seller in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay and incentive compensation, but only to the extent such liability is reflected on the Balance Sheets or relates to services rendered and arose after the Balance Sheet Dates in the ordinary course of business, consistent with the prior practice of Seller. Seller shall remain responsible for payment of any and all severance, retention, change in control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement or the Collateral Agreements.
(c)	Neither Buyer nor any of its Affiliates shall have any Benefit
Liability with respect to any Employee or Plan or any claim thereof or related thereto except to the extent expressly provided in this Article VI with respect to the Transferred Employees. From and after the Closing, Seller shall, remain solely responsible for any and all Benefit Liabilities in respect of the Employees, including the Transferred Employees and their beneficiaries and dependents, relating to or arising in connection with or as a result of (i) the employment or the actual or constructive termination of employment of any such Employee by Seller (including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement or the Collateral Agreements), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Plan or other employee or retiree benefit or compensation plan, program, practice, policy, agreement or arrangement of Seller or (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation), except, in any such case, to the extent any such Benefit Liability is (x) specifically assumed by Buyer pursuant to this Article VI or reflected on the Balance Sheets or relates to services rendered and arose after the Balance Sheet Dates in the ordinary course of business, consistent with the prior practice of Seller and in accordance with this Agreement.
6.2.	Employee Benefit Plans, Welfare and Fringe Benefit Plans.  (a)
Effective as of the Closing, Buyers shall assume each "employee benefit plan" in which Transferred Employees and their dependents and beneficiaries participate, as listed on Schedule 6.2, including any welfare and fringe benefit plans, programs, policies or arrangements established by Buyer for such Persons, provided that, from and after the Closing Date, Seller shall remain solely responsible for any and all Benefit Liabilities to or in respect of the Transferred Employees or their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or before the Closing Date).
(b)	From and after the Closing, Seller shall remain solely
responsible for any and all Benefit Liabilities in respect of any Employee
(i) under any Plan that is an "employee welfare benefit plan" (within the meaning of section 3(1) of ERISA) that provides post-employment benefits of any kind (a "Seller Retiree Welfare Plan"), other than as relates to Ronald
D. Homitz pursuant to the Letter Agreement dated July 12, 2003 listed on Schedules 3.1.24(a) and 6.2 or (ii) otherwise in connection with the provision of, or the failure to provide, post-employment welfare benefits or coverage to or in respect of any such Employee.
(c)	From and after the Closing Date, Seller shall remain solely
responsible for any and all Benefit Liabilities relating to or arising in connection with the requirements of section 4980B of the Code to provide continuation of health care coverage under any Plan in respect of (A) Employees, other than the Transferred Employees and their covered dependents, and (B) to the extent related to a qualifying event occurring on or before the Closing Date, Transferred Employees and their covered dependents.
6.3.	Bonus Arrangements.  After the Closing Date, Buyer shall provide certain Transferred Employees eligibility for participation in a bonus plan. The determination of which employees receive any such bonuses shall be made by the Buyer Management Team, subject to the approval of the President of Matthews. Any bonuses paid by Buyer shall be deducted from the Operating Profit of Buyer for purposes of Section 2.3.
6.4.	Workers Compensation.  From and after the Closing Date, Seller shall remain solely responsible for any and all Benefit Liabilities to or in respect of any Employee relating to or arising in connection with any and all claims for workers' compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date.

6.5.	Employment Taxes.
(a) Seller and Buyer will (i)  treat Buyer as a "successor employer"
and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b) (1) of the Code, with respect to Transferred Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FICA") or the United States Federal Insurance Contributions Act ("FUTA") and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.
(b)	At the request of Buyer with respect to any particular applicable
Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller and Buyer will (i) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.
ARTICLE VII
DEFINITIONS, MISCELLANEOUS
7.1.	Definition of Certain Terms.  The terms defined in this Section 7.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.
Adjusted Payment:  as defined in Section 2.2.
Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control"
(including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
Agreement:  this Asset Purchase Agreement, including the
Schedules hereto.
Applicable Law: all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Assets  as defined in Section 1.1.
Assumed Liabilities:  as defined in Section 2.5.
Audited Balance Sheet: the balance sheet contained in the Audited Financial Statements.
Audited Balance Sheet Date:  as defined in Section 3.1.4.
Audited Financial Statements: as defined in Section 3.1.4.
Balance Sheets:  the Audited Balance Sheet and the Unaudited
Balance Sheet, respectively.
Balance Sheet Dates:  the Audited Balance Sheet Date and the
Unaudited Balance Sheet Date, respectively.
Benefit Liabilities: liabilities, obligations, commitments, costs and expenses, including reasonable fees and disbursements of attorneys and other advisors, including any such expenses incurred in connection with the enforcement of any applicable provision of this Agreement.
BRR Group: BRR Inc. and the BRR Shareholders.
Business Day: shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.
Buyer:  as defined in the first paragraph of this Agreement.
Buyer Indemnitees:  as defined in Section 7.2(a).
Buyer's Accountants:  PriceWaterhouse Coopers LLP.
Buyer Group:  Buyer and Matthews.
CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.
Closing:  as defined in Section 2.1.
Closing Date:  as defined in Section 2.1.
Closing Net Assets Statement:  as defined in Section 2.4.
Code:  the Internal Revenue Code of 1986, as amended.
Collateral Agreements: the agreements and other documents and instruments described in Sections 5.1.1 and 5.1.4.
Consent: any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental
Authority.
Contract:  as defined in Section 3.1.12(a).
$ or dollars:  lawful money of the United States.
Employees:  as defined in Section 3.1.24(a).
Environmental Laws: all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, and
(iii) all other requirements pertaining to the protection of the health and safety of employees or the public.
Environmental Liabilities and Costs: all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of its business, Real Property or Other Leases or any other real properties, assets, equipment or facilities, by Seller, or any of their predecessors or Affiliates; (ii) the environmental conditions existing on the Closing Date on, at, under, from, above, or about any Real Property or property subject to Other Leases or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by the Seller, or any of their predecessors or Affiliates; and (iii) the transportation, disposal or other disposition prior to the Closing Date of any Hazardous Substances, other wastes or recycled or reclaimed materials generated by Seller; and (iv) expenditures necessary to cause any Real Property or any aspect of Seller's Business to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws, and reasonably necessary to make full economic use of any Real Property.
Environmental Permits: any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to Seller necessary for the conduct of its business as currently conducted or previously conducted under any Environmental Law.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.
Excluded Assets:  as defined in Section 1.2.
Excluded Liabilities:  as defined in Section 2.6.
Financial Statements: each of the financial statements required to be provided by Section 3.1.4.
GAAP: generally accepted accounting principles as in effect in the United States.
Governmental Approval: any Consent of, with or to any Governmental Authority.
Governmental Authority: any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
Hazardous Substances: any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas or related materials, lead-based paint or microbial matter, (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste," "hazardous substance," "solid waste," "pollutant" or "contaminant" thereunder, or
(iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.
iDL Group:  iDL, Inc., Hugh Andrew, L.P. and the iDL
Shareholders.
Indemnified Party:  as defined in Section 7.2(e).
Indemnifying Party:  as defined in Section 7.2(e).
Intellectual Property:  any and all United States and foreign:
(a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; (f) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).
Intellectual Property Assets:  as defined in Section 1.1(h).
Inventories:  as defined in Section 1.1(b).
IRS:  the Internal Revenue Service.
Key Employees:  C. Michael Dempe, Jim Krentz, Ken Bohl, David
Ball Paul Kimmel, Rick Sheffel, Ben Urso, Aaron Spiess, Mike Hayes, Russ Branaghan and Diane Rambo.
Leases: means the real property leases, subleases, licenses and occupancy agreements pursuant to which either Seller is the lessee, sublessee, licensee or occupant.
Lien: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.
Losses:  as defined in Section 7.2(a).
Material Adverse Effect: any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, prospects, results of operations, prospects, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of Seller. Multiemployer Plan: as defined in Section 3.1.24(c)(iv).
Other Leases: the leases, subleases, licenses and occupancy agreements pursuant to which either Seller is a lessor, sublessor or licensor of any part of the Real Property.
Owned Intellectual Property: as defined in Section 3.1.19(a).
Pension Plan: a pension plan as defined in section 3(2) of ERISA which is not an individual account plan as defined in section 3(34) of ERISA.
Permitted Liens:  (i) Liens reserved against in the Balance
Sheets, to the extent so reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP, or (iii) Liens that, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of Seller or materially interfere with the use thereof as currently used or contemplated to be used or otherwise.
Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.
Plan:  as defined in Section 3.l.24(a).
Prime Rate:  the "Prime Rate" as set forth in the Wall Street
Journal from time to time.
Purchase Price:  as defined in Section 2.2.
Real Property:  all interests leased pursuant to the Leases.
Real Property Laws:  as defined in Section 3.1.21(e).
Related Persons:  as defined in Section 3.l.24(a).
Release: any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.
Remedial Action: all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care (including any financial responsibility requirement) related to any such Hazardous Substances.
Security:  as defined in Section 3.1.30.
Seller:  as defined in the first recital of this Agreement.
Seller Indemnitees:  as defined in Section 7.2(c).
Seller Group: the Seller, iDL Inc., Hugh Andrew, L.P., BRR Inc., the iDL Shareholders and the BRR Shareholders.
Subsidiaries: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

Tax:  any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).
Tax Return:  any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
Transaction Expenses:  as defined in Section 7.4.
Transferred Employees:  as defined in Section 6.1(b).
Transfer Taxes:  as defined in Section 4.1.2.
Treasury Regulations:  the regulations prescribed pursuant to the
Code.
Unaudited Annual Balance Sheet:  the balance sheet contained in the Unaudited Annual Financial Statements.
Unaudited Balance Sheet Date:  as defined in Section 3.1.4.
Unaudited Annual Financial Statements:  as defined in Section
3.1.4.
Withholding Taxes:  as defined in Section 3.1.6(a).
Working Capital Liabilities:  as defined in Section 2.5(a).
7.2.	Indemnification.  (a) By iDL Group.  Each of Seller and the iDL Group
jointly and severally covenant and agree to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, "Buyer Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), with respect to the business or Assets which were previously owned by iDL, resulting from or arising out of:
(i)	any inaccuracy of any representation or warranty made by a
member of the iDL Group or Seller herein or in any Collateral Agreement or in connection herewith or therewith;
(ii)	any failure of a member of the iDL Group or Seller to perform any covenant or agreement hereunder or any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;
(iii)	any Excluded Liabilities or Excluded Assets;
(iv)	the operation of the business by a member of the iDL Group or
Seller or their ownership of the Assets prior to the Closing Date;
(v)	any and all Benefit Liabilities in respect of Employees,
except, with respect to Transferred Employees, to the extent assumed by Buyer pursuant to Article VI;
(vi)	all Environmental Liabilities and Costs in any way related to
iDL Group's or Seller's operation of the business or any environmental conditions in, on, under, from or about the Real Property, the Assets or other properties or assets owned, lease or used by Seller which were created, existed or arose prior to the Closing Date or relating to the Excluded Assets;
(vii)	any product liability claim with respect to products
manufactured or sold or events occurring prior to the Closing;
(viii)	any failure of Seller to comply with applicable bulk sales
laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Seller with any applicable bulk sales laws); and
(ix)	any claims by a landlord with respect to any Lease of the iDL
Group related to the failure to obtain a required consent to the transactions contemplated hereby or in any Collateral Agreement.
(b)	By BRR Group.  Each of Seller and the BRR Group jointly and
severally covenant and agree to defend, indemnify and hold harmless the Buyer Indemnitees, from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), with respect to the business or Assets which were previously owned by BRR Inc., resulting from or arising out of:

(i)	any inaccuracy of any representation or warranty made by a
member of the BRR Group or Seller herein or in any Collateral Agreement or in connection herewith or therewith;
(ii)	any failure of a member of the BRR Group or Seller to perform any covenant or agreement hereunder or any Collateral Agreement or fulfill any other obligation in respect hereof or of any Collateral Agreement;
(iii)	any Excluded Liabilities or Excluded Assets;
(iv)	the operation of the business by a member of the BRR Group or
Seller or their ownership of the Assets prior to the Closing Date;
(v)	any and all Benefit Liabilities in respect of Employees,
except, with respect to Transferred Employees, to the extent assumed by Buyer pursuant to Article VI;
(vi)	all Environmental Liabilities and Costs in any way related to
BRR Group's or Seller's operation of the business or any environmental conditions in, on, under, from or about the Real Property, the Assets or other properties or assets owned, lease or used by Seller which were created, existed or arose prior to the Closing Date or relating to the Excluded Assets;
(vii)	any product liability claim with respect to products
manufactured or sold or events occurring prior to the Closing;
(viii)	any failure of Seller to comply with applicable bulk sales
laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Seller with any applicable bulk sales laws); and
(ix)	any claims by a landlord with respect to any Lease of the BRR
Group related to the failure to obtain a required consent to the transactions contemplated hereby or in any Collateral Agreement.
(c)	By Buyer.  The members of the Buyer Group jointly and severally covenant and agree to defend, indemnify and hold harmless Seller and their officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against any and all Losses resulting from or arising out of:
(i)	any inaccuracy in any representation or warranty made by
the members of the Buyer Group herein or in any Collateral Agreement or in connection herewith or therewith; or
(ii)	any failure of the members of the Buyer Group to perform
any covenant or agreement hereunder or any Collateral Agreement or fulfill any other obligation in respect hereof or any Collateral Agreement;
(iii)	the Assumed Liabilities;
(iv)	the operation of the business by the members of the Buyer
Group or Buyer's use of the Assets following the Closing Date, except, in the case of the clause (iv), to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which the Seller Group is required to indemnify Buyer Indemnitees under Section 7.2(a).
(d)	Adjustments to Indemnification Payments.  Any payment made by the
Seller Group to Buyer Indemnitees, on the one hand, or by the Buyer Group to Seller Indemnitees, on the other hand, pursuant to this Section 7.2 in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim and (ii) shall be
(A) reduced by an amount equal to any Tax benefits attributable to such claim and (B) increased by an amount equal to any Taxes attributable to the receipt of such payment, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the respective Indemnified Party or by any consolidated, combined or unitary group of which it is a member. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 7.2; provided that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.
(e)	Indemnification Procedures.  In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of Buyer to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 7.2 and the records of each shall be available to the other with respect to such defense.
(f)	Time Limitation.  All claims for indemnification under clause (i)
of the first sentence of Section 7.2(a), 7.2(b) or 7.2(c) must be asserted within 30 days of the termination of the respective survival periods set forth in Section 7.3.
(g)	Dollar Limitation.  The Indemnifying Party's liability for all losses in respect of claims made under: (A) Section 7.2(a)(i) and 7.2(a)(ii) shall be limited to $13,770,000, (B) Section 7.2(b)(i) and 7.2(b)(ii) shall be limited to $3,230,000; and (C) Section 7.2(c)(i) and 7.2(c)(ii) (other than any claim with respect to the failure to perform obligations related to any Contingent Consideration payments pursuant to Section 2.3) shall be limited to $17,000,000; provided, however, that the foregoing limitation shall not apply to claims made with respect to Section 3.1.22.
(h)	Set-off.
(i)	Buyer shall be entitled to set-off against the Contingent
Consideration Payments due to Ralph Murray, the amount of any outstanding claims made pursuant to this Section 7.2 with respect to iDL and Seller to the extent such claim is related to the business or net assets transferred by iDL.
(ii)	Buyer shall be entitled to set-off against the Contingent
Consideration Payments due to Martin Beck, the amount of any outstanding claims made pursuant to this Section 7.2 with respect to BRR Inc. and Seller to the extent such claim is related to the business or net assets transferred by BRR Inc.
(iii)	Buyer shall not set off against the Contingent
Consideration Payments that will ultimately be received by any partner of Seller in accordance with Section 2.3(c), the amount of any outstanding claims made pursuant to this Section 7.2, other than as permitted by subsections (a) and (b) above; provided, however, that the foregoing shall not affect the fact that the BRR Shareholders and iDL Shareholders are making representations and warranties hereunder and may be liable therefor.
(i)	Accounts Receivable Indemnity.  The Seller Group jointly and severally shall indemnify the Buyer Indemnitees for all accounts receivable that were outstanding and recorded on the books of the Seller as of the Closing Date and remain uncollected as of January 1, 2006. The amount of indemnification will be reduced by the allowance for doubtful accounts recorded on the books of the Seller as of the Closing Date, with such allowance to be determined in accordance with generally accepted accounting principles and consistent with Seller's past accounting practices. Any accounts receivable indemnified by the Seller Group (including any credit insurance claim related to such specific receivables) will become the property of the Seller on the date such indemnification is paid.
(j)	Inventory Indemnity.  The Seller Group jointly and severally shall indemnify the Buyer Indemnitees for all inventory items (raw materials, supplies, work-in-process, finished goods, etc.) that were on-hand (including consigned inventory, if any) and recorded on the books of the Seller as of the Closing Date and still on-hand as of January 1, 2006. The amount of indemnification will be equal to the book value of such inventory items as of the Closing Date and will be reduced by the reserve (if any) for slow-moving/obsolete inventory recorded on the books of the Seller as of the Closing Date, with such reserve to be determined in accordance with generally accepted accounting principles and consistent with Seller's past accounting practices. Any inventory indemnified by the Seller Group will become the property of the Seller on the date such indemnification is paid.
(k)	Calculation.  For purposes of calculating the indemnification in subsections (i) and (j) above, the total uncollected accounts receivable and total obsolete inventory will be measured against the aggregate of the allowance for doubtful accounts and the reserve for slow-moving/obsolete inventory.
7.3.	Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:
(a)	except as set forth in clauses (b) and (c) below, the
representations and warranties contained in Section 3.1 and Section 3.2 shall survive for a period of eighteen months following the Closing Date;
(b)	the representations and warranties contained in Sections 3.1.1,
3.1.2, the first sentence of Section 3.1.11, and Section 3.2.1 shall survive without limitation; and
(c)	the representations and warranties contained in
(i) Section 3.1.22 shall survive for a period of ten years following the Closing Date and (ii) Section 3.1.6 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations.
7.4.	Expenses.  Except as otherwise provided herein, Seller, on the one hand, and Matthews, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors') in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby shall be consummated.
7.5.	Severability.  If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
7.6.	Notices.  All notices, requests, demands, waivers and other
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram.
if to Buyer to,
Matthews International Corp.
Two NorthShore Center
Pittsburgh, PA  15212
Attention:  President
Phone:  (412) 442-8200
Facsimile:  (412) 442-8290

with a copy to:
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Attention:  Pasquale D. Gentile, Esq.
Phone:  (412) 288-4112
Facsimile:  (412) 288-3063

if to Seller,
Cloverleaf Group, L.P.
4250 Old William Penn Highway
Pittsburgh, PA  15146
Attention:  Ralph W. Murray and Martin J. Beck
Facsimile:  412-380-4370
with a copy to:
Buchanan Ingersoll PC
One Oxford Centre
301 Grant Street, 20th Floor
Attention:  Carl A. Cohen, Esq.
Phone:  (412) 562-8800
Facsimile:  (412) 562-1041

or, in each case , at such other address as may be specified in writing to the other parties hereto.
All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.
7.7.	Miscellaneous.
7.7.1.	Headings.  The headings contained in this Agreement are for
purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
7.7.2.	Entire Agreement. This Agreement (including the Schedules hereto)
and the Collateral Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Nothing contained in any Consent and Acknowledgement Agreement signed with any landlord of the Sellers shall be deemed to amend, waive, modify, or restrict any rights, obligations, representations or warranties of the parties set forth in this Agreement, and to the extent of any inconsistency between the provisions of such Consent and Acknowledgement and this Agreement, this Agreement shall control.
7.7.3.	Counterparts.  This Agreement may be executed in several
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
7.7.4.	Governing Law, etc.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws rules thereof. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the Federal courts of the United States of America located in the Commonwealth and County of Allegheny solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Pennsylvania state or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
7.7.5.	Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
7.7.6.	Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, provided that Buyer may assign this Agreement to any subsidiary of Buyer.
7.7.7.	No Third Party Beneficiaries.  Except as provided in Section 7.2 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.
7.7.8.	Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller Group shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. If any payment due hereunder shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
7.7.9.	Matters of Construction, Interpretation and the Like.  The Buyer
Group and the Seller Group have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Buyer Group and the Seller Group and no presumption or burden of proof shall arise favoring or disfavoring either the Buyer Group and the Seller Group because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively;
(c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement;
(e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, the Buyer Group, on the other hand, the Seller Group, (g) the word "including" means "including without limitation"; and (h) all references to "dollars" or "$" refer to currency of the United States of America. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
                                       Cloverleaf Group, L.P.

                                       By:    Cloverleaf Group, LLC,
                                              General Partner

                                       By:    Ralph W. Murray
                                             ------------------------------
                                       Name:  Ralph W. Murray
                                             ------------------------------
                                       Title: Manager
                                             ------------------------------

                                       By:    Martin J. Beck
                                             ------------------------------
                                       Name:  Martin J. Beck
                                             ------------------------------
                                       Title: Manager
                                             ------------------------------


                                       I.D.L. Incorporated

                                       By:    Ralph W. Murray
                                             ------------------------------
                                       Name:  Ralph W. Murray
                                             ------------------------------
                                       Title: President
                                             ------------------------------


                                       Hugh Andrew, L.P.

                                       By: Helen Woodward, LLC,
                                           General Partner

                                       By:    Ralph W. Murray
                                             -------------------------------
                                       Name:  Ralph W. Murray
                                             -------------------------------
                                       Title: Manager
                                             -------------------------------

                                       Big Red Rooster Inc.

                                       By:    Martin J. Beck
                                             -------------------------------
                                       Name:  Martin J. Beck
                                             -------------------------------
                                       Title: President
                                             -------------------------------

                                       Cloverleaf Group, Inc. (Buyer)

                                       By:    David M. Kelly
                                             --------------------------------
                                       Name:  David M. Kelly
                                             --------------------------------
                                       Title: President
                                             --------------------------------

                                       Matthews International Corporation

                                       By:    David M. Kelly
                                             --------------------------------
                                       Name:  David M. Kelly
                                             --------------------------------
                                       Title: President
                                             --------------------------------

[additional signatures follow]

                                      IDL Shareholders

                                       Ralph W. Murray
                                       --------------------------------------
                                       Ralph W. Murray

                                       Hugh A. Murray
                                       --------------------------------------
                                       Hugh A. Murray

                                       Jeffrey H. Murray
                                       --------------------------------------
                                       Jeffrey H. Murray

                                       Douglas G. Murray
                                       --------------------------------------
                                       Douglas G. Murray

                                       Kristy M. Holch
                                       --------------------------------------
                                       Kristy M. Holch

                                       Cary M. Bohl
                                       --------------------------------------
                                       Cary M. Bohl

                                       David G. Murray
                                       --------------------------------------
                                       David G. Murray

                                       C. Michael Dempe
                                       --------------------------------------
                                       C. Michael Dempe



                                       2000 Irrevocable Trust for Family of
                                       Ralph W. Murray

                                       By: Patricia P. Murray
                                           ----------------------------------
                                           Patricia P. Murray, Trustee


                                       By: D. Grant Peacock
                                           ----------------------------------
                                           D. Grant Peacock, Trustee

                                       2000 Irrevocable Trust for Family of
                                       Ralph W. Murray

                                       By: Elizabeth G. Murray
                                           ----------------------------------
                                           Elizabeth G. Murray, Trustee

                                       BRR Shareholders

                                       Martin J. Beck
                                       ------------------------------------
                                       Martin J. Beck


                                       Sweet Clover Group, Inc.

                                       By:  Martin J. Beck
                                            ---------------------------------
                                       Name: Martin J. Beck
                                            ---------------------------------
                                       Title: President
                                            ---------------------------------

_____________________
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